Exhibit 10.1

October 12, 2018

John McMahon

5992 Snowy Plover Ct.

Fort Collins, CO 80528

Dear John,

We are pleased to confirm your offer of employment for the position of Vice President, Controller and Chief Accounting Officer, with BioScrip, Inc. (together with its subsidiaries, the “Company”), reporting to Steve Deitsch, SVP, Chief Financial Officer and Treasurer. As discussed, we would like your employment to begin no later than October 29, 2018.

This offer includes a bi-weekly salary of $10,576.93, subject to applicable taxes and other withholdings.

You will be eligible for a bonus of up to forty percent (40%) of your base salary in accordance with the terms of the bonus program and will be pro-rated for 2018 performance. The program may be amended from time to time at the Company’s sole discretion. Additional details regarding the program will be provided to you. Company will reimburse you for one (1) month of COBRA costs, expected to be $1,311.00. You will not accrue paid time off (PTO); PTO is discretionary at this level. You will be eligible to take time off from work, without reduction in salary, in accordance with Company policy applicable to executives.

You will be granted a long-term incentive (LTI) award with a FY18 annual target of $137,500.00, to be delivered in the form of $68,750.00 (one-half of the overall annual target) in stock options, and $68,750.00 (one-half of the overall annual target) in “Restricted Stock Units” (RSUs); all based on the stock price on the date you start with the company. This grant will be effective on your start date with the Company. You will also be eligible for an annual grant during our grant cycle in Q1 2019.

In the event of the termination of your employment by the Company (or any successor) other than for "Cause," as defined in the attached Severance Agreement (attached as Exhibit A), upon execution of the Company's standard Separation and Release Agreement, you will be entitled to receive severance payments in accordance with the terms of the attached Severance Agreement.

During the term of your employment, you will be permitted to participate in all employee benefits plans, policies, and practices now or hereafter maintained by or on behalf of the Company, commensurate with your position and level of individual contribution, if and to the extent you are eligible pursuant to the terms of such plans, policies, and practices (which may be modified by the Company) at its discretion. As a point of clarification, you will be eligible for medical coverage under our benefits programs on the first day of the month following 30 days of employment.

This offer is contingent upon the satisfactory results of your reference check, background check, and confidential drug screening examination.  Following return of your signed offer documents, you will be provided with a link to complete an online profile, authorize pre-employment screenings and complete a drug test.  Please be advised you will need to complete your background check profile within two days of accepting your offer of employment and complete your drug screen within three business days of selecting a site.  Delays may interfere with your anticipated start date or result in a withdrawal of your offer of employment.

As a condition of employment, you also will be required to review, complete, and sign the enclosed Confidentiality Agreement and Restrictive Covenants Agreement.

In accordance with federal immigration law, you will be required to provide documentary evidence of your identity and eligibility to work in the United States. You will have three business days from your first day of employment to complete an I-9 Form and furnish the required documentation as a condition of continued employment.

By signing below, you represent and warrant to the Company that you are not a party to any written or oral agreement, understanding, or arrangement that would prevent you from fully and properly performing your employment duties for the Company (e.g., you are not subject to any noncompete or nonsolicitation covenants or agreements, nor are you subject to any invention, proprietary rights, or confidentiality agreements or obligations that would prevent you from doing what you are supposed to do for the Company). The enclosed Reminder Regarding Proper Treatment of Your Former Employer’s Property and Information, provides additional information regarding the Company’s understanding and expectations. If you are unable to make the representations contained in this Paragraph, you must immediately provide to me a written explanation of your reasons, as well as a copy of any applicable documents, including, but not limited to, any restrictive covenant agreements to which you are a party. Under these circumstances, the nature and extent of any restrictions on your ability to perform your job for the Company will need to be evaluated before the Company can hire you.

For clarification and the protection of both you and the Company, you acknowledge that this letter and the enclosed documents represent the sole agreement between you and the Company relating to the terms of the Company’s offer of employment to you. This letter supersedes all other promises, representations, and/or understandings relating to the Company’s prospective employment of you. You also acknowledge that your employment with the Company is “at will,” meaning that both you and the Company may terminate the employment relationship at any time and for any reason, with or without advance notice. No Company representative has the authority to enter into any agreement with you to the contrary, with the exception of the Company’s SVP and General Counsel who may only do so in a writing signed by both you and the SVP and General Counsel.

To confirm your acceptance of this offer, please sign this letter and the applicable enclosures and return to Rita McKown at TalentAcquisition@Bioscrip.com by October 15, 2018. Please be advised that your failure to return the executed documents to Rita by that date will result in the withdrawal of this offer. If you have any questions, please do not hesitate to call me directly.

Congratulations again on your offer to join BioScrip, Inc. and I look forward to working with you.

Sincerely,

/s/ Leslie D. McIntosh

Leslie D. McIntosh

SVP, Chief Human Resources Officer

BioScrip, Inc.

I accept the offer as stated.

/s/ John McMahon	10/15/18
John McMahon	Date Signed

Enclosures:	Confidentiality Agreement
Severance Agreement
New Hire Form
Reminder Regarding Proper Treatment of Your Former Employer’s Property
and Information
Restrictive Covenants Agreement

2 of 2

RESTRICTIVE COVENANTS AGREEMENT

1.                   Background. BioScrip, Inc. (BioScrip or the “Company”)1 desires to employ you, John McMahon, and you desire to be employed by the Company. As a condition to such employment the Company requires protection of its business interests as set forth in this Restrictive Covenants Agreement (referred to herein as the “RC Agreement”).

2.                   Consideration. Your acceptance of the terms of this RC Agreement is a condition of your initial or continued employment with the Company. In reliance upon this RC Agreement and your employment with the Company, the Company will provide you with access to the Company’s Confidential Information (through computer password or other means.

3.                   Covenant Against Competition; Other Covenants. You acknowledge that (i) the principal business of Company is the provision of (A) comprehensive pharmaceutical care solutions, including specialty pharmaceutical programs; home infusion services; and (B) home health and related services, including nursing; durable medical equipment; respiratory; the foregoing business of the Company, and any and all other businesses that after the date hereof, and from time to time during the term of your employment with the Company, become material with respect to the Company's then-overall business, are collectively referred to as the "Business"; (ii) the Company is dependent on the efforts of a certain limited number of persons who have developed, or will be responsible for developing, the Business;

(iii) the Business is national in scope; (iv) your work for the Company will give you access to the Company’s Confidential Information; (v) the covenants contained in this RC Agreement (collectively, the “Restrictive Covenants”) are essential to the Business; and (vi) the Company would not have offered you employment but for your agreement to accept and be bound by the Restrictive Covenants set forth herein. Accordingly, you covenant and agree that:

(a)                 Restriction on Competition. While you are employed by the Company and for a period of one year from the termination of such employment (by you or the Company), you shall not participate in, supervise, or manage (as an employee, consultant, agent, owner, manager, operator, partner, or in any comparable capacity) any “Competing Activities” anywhere in the United States of America (the “Territory”). “Competing Activities” means any activities that are the same as or similar in function or purpose to those you performed or supervised performance of on behalf of the Company in the two year period preceding your termination if such activities are being undertaken for the benefit of a business (meaning a person, company, or independently operated division or unit of a company) that provides a product or service in the Territory that competes with one or more of the products or services offered by the Company during the two year period preceding the termination of your employment. Notwithstanding the foregoing, nothing herein shall be construed to prohibit ownership as a passive investor of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation.

_________________________

1 For purposes of this Agreement, the term BioScrip or the Company includes its parent(s), subsidiaries, affiliates, successors, and assigns. An “affiliate” of, or a company or person “affiliated” with, the Company is a person or company that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Company. Notwithstanding the foregoing, wherever an obligation of the Company to you is described or provided for in this RC Agreement it shall only apply to the Company entity employing you and shall create no obligation on behalf of any Company entity that is not your employer.

(b)                 Restriction on Customer and Employee Solicitation. While you are employed by the Company and for a period of two years following the termination of such employment (by you or the Company), you shall not, without the Company's prior written consent, directly or indirectly, in person or through assisting others:

(i)   solicit, knowingly induce or encourage any employee or independent contractor who provided services to the Company during the one year period preceding the termination of your employment to leave the employment or other service of the Company, or hire (on your behalf or on behalf of any other person or entity) any such employee or independent contractor who has left the employment or other service of the Company within one year of the termination of such employee's or independent contractor's employment or other service with the Company, or

(ii)  solicit, contact, or engage in business related communications with (regardless of who initiates the communication), any customer, client, or referral source of the Company with whom you dealt in the two year period preceding the termination of your employment (a “Covered Customer”) for the purpose of inducing or helping the Covered Customer to cease or reducing doing business for the Company or for the purpose of diverting business opportunities away from the Company, or

(iii)  provide services to a Covered Customer that would displace or reduce the business opportunities of the Company with the Covered Customer.

4.                   Confidential Information. During and after the term of your employment, you shall keep secret and retain in strictest confidence, and shall not use for your benefit or the benefit of others, except in connection with the Business and the affairs of the Company, all confidential and proprietary matters relating to the Company and the Business learned by you heretofore or hereafter directly or indirectly from the Company (the "Confidential Information"), including, without limitation, information or compilations of information with respect to (i) the strategic plans, budgets, forecasts, intended expansions of product, service, or geographic markets of the Company, (ii) sales figures, contracts, agreements, and undertakings with or with respect to customers, (iii) profit or loss figures, and (iv) customers, clients, suppliers, sources of supply and customer lists, and shall not disclose such Confidential Information to anyone outside of the Company except with the Company's express written consent and except for Confidential Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of you or is received from a third party not under an obligation to keep such information confidential and without breach of this RC Agreement. A compilation or list of information maintained in confidence by the Company (like a customer list) will be considered Confidential Information irrespective of whether it may contain some items of information that would otherwise be publicly available because such a compilation has special value and utility in its compiled form. Notwithstanding the foregoing, the non-disclosure obligations of this RC Agreement will not apply to the extent that you are acting to the extent necessary to comply with legal process; provided that in the event that you are subpoenaed to testify or to produce any information or documents before any court, administrative agency or other tribunal relating to any aspect pertaining to the Company, you shall immediately notify the Company thereof.

All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by you or made available to you concerning the Company and its Business shall be the Company's property and shall be delivered to the Company at any time on request.

5.                   Duty of Loyalty; Employment Status. During your employment by the Company, you will abide by all of the restrictions placed upon you in this RC Agreement, will avoid conflicts of interest, and will not engage in any form of competition with the Company. You understand and agree that even though you may have additional employment that does not violate the provisions of this RC Agreement, if your position with another employer impedes or otherwise adversely affects your job performance with the Company, you may be terminated for performance reasons. By way of example, if you moonlight or work elsewhere during the evenings and you are too tired during the day to perform your duties and responsibilities for the Company, you may be terminated. Nothing in this RC Agreement shall be construed to affect the term of your employment as set forth in your offer letter.

6.                   Rights and Remedies upon Breach of Restrictive Covenants. You acknowledge and agree that any breach by you of any of the Restrictive Covenants would result in irreparable injury and damage to the Company for which money damages would not provide an adequate remedy. Therefore, if you breach, or threaten to commit a breach of, any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages).

(a)                 The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against you of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such Restrictive Covenants; provided, however, that where a bond is required by law for an injunction to issue, the agreed upon bond shall be $1,000. For purposes of the enforcement of any restrictions contained herein the parties agree that the respective time periods for any restrictions shall be tolled for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have terminated.

(b)                 The right and remedy to require you to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by you as the result of any transactions constituting a breach of the Restrictive Covenants, and you shall account for and pay over such Benefits to the Company. This remedy shall be in addition to, and not in lieu of, injunctive relief to prevent further harm and does not represent a complete or satisfactory remedy standing alone.

You agree that in any action seeking specific performance or other equitable relief, you will not assert or contend that any of the provisions of these Restrictive Covenants are unreasonable or otherwise unenforceable. The existence of any claim or cause of action by you, whether predicated on the RC Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

7.                   Severability and Choice of Law. If any of the Restrictive Covenants in this Agreement are found unenforceable as written, the Court shall reform the unenforceable restriction(s) so as to make same fully enforceable to the maximum extent of the law within the state or other geographic jurisdiction of the Court; and, the Agreement shall otherwise be enforced in accordance with its terms outside said state or jurisdiction. The law of the State of Colorado shall control the interpretation, application, and enforcement of this Agreement without regard or respect for any choice of law principles to the contrary of Colorado or of the state where you may reside at the time of enforcement.

8.                   Counterparts: This Agreement may be signed in two counterparts with the same effect as if the signatures were upon the same instrument. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or as an attachment to an electronic mail message is to be treated as an original document. The signature of any Party thereon, placed there for purposes of execution hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.

Effective as of the date you assume duties bound under this Agreement.

Agreed: BioScrip, Inc.

By:	/s/ Rita McKown
Name:	Rita McKown
Title:	Director, Human Capital Recruiting
Date:	October 12, 2018

John McMahon

/s/ John McMahon
Signature

John McMahon
Printed Name

10/15/18
Date

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